Exhibit 10.4

EXECUTION COPY

HAWKER BEECHCRAFT, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, made as of 23rd day of March, 2009 (the “Date of Grant”), between Hawker Beechcraft , Inc., a Delaware corporation (the “Company”), and Worth W. Boisture, Jr. (the “Grantee”).

R E C I T A L S:

WHEREAS, the Grantee and Hawker Beechcraft Corporation, a Delaware Corporation (“HBC”), have entered into that certain Employment Agreement dated as of March 23, 2009 (the “Employment Agreement”);

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant Restricted Stock Units to the Grantee pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant.

The Company hereby grants to the Grantee an award (the “Award”) of 125,000 restricted stock units (the “Restricted Stock Units”). The Restricted Stock Units granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company. Subject to the terms of this Agreement, each Restricted Stock Unit represents the right to receive one (1) Share, cash or other consideration at the time and in the form and manner set forth in Section 7 hereof. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Employment Agreement.

2. Vesting.

Subject to Section 3 hereof and the earlier termination or cancellation of the Restricted Stock Units as set forth herein, the Restricted Stock Units shall vest as follows, in each case as long as the Grantee’s employment has not theretofore terminated:

2.1. Prior to the first (1st) anniversary of the Date of Grant, no portion of the Award shall be vested;

2.2. On and after the first (1st) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 20% of the Restricted Stock Units;

2.3. On and after the second (2nd) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 40% of the Restricted Stock Units;

2.4. On and after the third (3rd) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 60% of the Restricted Stock Units;

2.5. On and after the fourth (4th) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 80% of the Restricted Stock Units; and

2.6. On and after the fifth (5th) anniversary of the Date of Grant, the Award shall be vested with respect to an aggregate of 100% of the Restricted Stock Units.

The portion of the Award which as become vested as described in this Section 2 or in Section 4 is herein referred to as the “Vested Portion.”

3. Termination of Employment.

3.1. By the Company without Cause, by the Executive with Good Reason or due to the Death or Disability of the Grantee. If, prior to the fifth (5th) anniversary of the Date of Grant, the Grantee’s employment is terminated by the Company without Cause, by the Grantee for Good Reason, or by reason of the Grantee’s death or Disability, (i) the Participant shall be vested in an additional 20% of the Shares originally subject to the Restricted Stock Unit, (ii) the Vested Portion of the Award shall remain outstanding pursuant to the terms of this Agreement and (iii) the Award, to the extent not previously vested or vesting as described in this Section 3.1, shall be immediately forfeited without payment of consideration therefor. The terms “Cause”, “Good Reason” and “Disability” shall have the meaning ascribed to such terms in the Employment Agreement.

3.2. Cause. In the event the Grantee’s employment is terminated for Cause, the Award, whether or not vested, shall immediately be forfeited without payment of consideration therefor.

3.3. Other Termination of Employment. Upon the termination of the Grantee’s employment for any reason other than those set forth in Sections 3.1 and 3.2, (i) the Vested Portion of the Award shall remain outstanding pursuant to the terms of this Agreement and (ii) the Award, to the extent not previously vested, shall be immediately forfeited without payment of consideration therefor.

4. Effect of a Transaction.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a Transaction, the Award shall become immediately fully vested.

5. Non-transferability.

The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. No Right to Continued Employment.

The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Grantee and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

7. Issuance of Shares.

On the earlier of (i) the date of the consummation of a Transaction or (ii) the fifth (5th) anniversary of the Date of Grant, the Company shall issue to Grantee (or, if applicable, the Grantee’s estate) one (1) Share with respect to each Restricted Stock Unit in the Vested Portion of the Award; provided, however, that in the case of a Transaction, (i) the Company may issue the Shares immediately prior to, but subject to the consummation of, the Transaction and (ii) the Company may elect to settle the Restricted Stock Units for cash, or for such other per Share consideration as is received by the Company’s stockholders in the Transaction (including having the Grantee participate in any earnout, holdback or other installment payout that might be applicable to the Company’s stockholders). Notwithstanding anything to the contrary contained herein, no Shares may be transferred to any person other than the Grantee unless such other person presents documentation to the Company, which demonstrates to the reasonable satisfaction of the Company such person’s right to the transfer.

8. Legend on Certificates.

The certificates representing the Shares issued pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Securities Laws.

Upon the acquisition of any Shares pursuant to this Award, the Grantee will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Withholding of Taxes.

Whenever Shares, cash or other consideration is to be issued pursuant to this Award, the Company shall have the right to require the Grantee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares or the payment of cash or other consideration. In the event that Shares are issued pursuant to this Award, the Grantee may satisfy such tax withholding obligation by surrendering to the Company on the date of issuance Shares having a Fair Market Value on that date equal to the withholding taxes, provided that the Company is not then prohibited from purchasing or acquiring such Shares.

11. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

14. Notices.

Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

15. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16. Definitions.

The following capitalized terms used in this Agreement have the respective meanings set forth in this Section:

16.1. Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

16.2. Board: The Board of Directors of the Company.

16.3. Company Group: Collectively, the Company, its subsidiaries and its or their respective successors and assigns.

16.4. Existing Owner Group: Onex Corporation, GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmgH & Co. KG, and any Affiliate of any of the foregoing, which invests in equity of the Company Group.

16.5. Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“Nasdaq”), or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange or quoted on the Nasdaq on such date, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on the immediately preceding date on which sales of the Shares have been so reported or quoted, and (ii) if there is not a public market for the Shares on such date, the value established by the Board in good faith, which in the context of a Transaction shall be the price paid per Share.

16.6. Person: An individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

16.7. Shares: Shares of common stock, par value $.01 per share, of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

16.8. Transaction: In a single transaction or a series of related transactions, the occurrence of any of the following events: (i) a majority of the outstanding voting power of the Company (the “Company Voting Securities”) shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person or Persons (other than any member of the Existing Owner Group as comprised on the date hereof, the Company Group or any Affiliate of any member of the Company Group) or any two or more Persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of the Company, or (ii) there shall have occurred: (A) a merger or consolidation of the Company with or into another corporation, other than (x) a merger or consolidation with any other member of the Company Group or (y) a merger or consolidation in which the holders of Company Voting Securities immediately prior to the merger as a class directly or indirectly hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; (B) a statutory exchange of shares of one or more classes or series of outstanding Company Voting Securities for cash, securities or other property, other than an exchange in which the holders of Company Voting Securities immediately prior to the exchange as a class directly or indirectly hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company Voting Securities are being exchanged; or (C) the sale or other disposition of more than 80% of the consolidated assets of the Company and its subsidiaries (based on the net book value of the consolidated assets of the Company and its subsidiaries in the most recent audited financial statements of the Company), in one transaction or a series of transactions, other than a sale or disposition in which the holders of Company Voting Securities immediately prior to the sale or disposition as a class directly or indirectly hold immediately after the sale or disposition at least a majority of all outstanding voting power of the entity to which such assets of the Company are sold; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

17. Signature in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

HAWKER BEECHCRAFT, INC.

By:	/s/ Gail E. Lehman

Name:	Gail E. Lehman

Title:	Vice President, General Counsel and Secretary

GRANTEE

/s/ Worth W. Boisture, Jr.